EXHIBIT 99.1

ADTRAN, Inc. Appoints Tony Melone to Board of Directors

HUNTSVILLE, ALABAMA - ADTRAN, Inc. (NASDAQ: ADTN) announced today that the Board of Directors has appointed Anthony J. (Tony) Melone as a director filling a previously existing vacancy. Mr. Melone’s term will be until the 2016 annual meeting of stockholders.

ADTRAN, Inc. Chairman and CEO Tom Stanton said, “We are pleased to have Tony Melone join our board of directors. Tony brings tremendous technical and operational experience from his impressive career in the communications industry, and I believe that ADTRAN will benefit greatly from his leadership and vision. I am confident that he will make significant contributions to ADTRAN as we continue to expand our broadband growth opportunities.”

Mr. Melone has 32 years of Telecommunications experience, including operations and engineering positions of increasing responsibility. He served as Executive Vice President of Verizon Communications Inc. since 2010 and served as its Chief Technology Officer from 2010 to 2014 where he was responsible for Verizon Communications’ Global Technology Roadmap. Over his 32 year career with Verizon and its predecessor, Bell Atlantic, he also has served as Vice President of Network Operations and Staff Vice President of Network Planning and Administration. Since 2008, he has served as Chief Technology Officer and Senior Vice President of Rural Cellular Corporation. Mr. Melone received a Bachelor of Science degree in electrical engineering from Villanova University and a Master of Science degree in engineering from the University of Pennsylvania. He currently serves on the board of directors for Crown Castle International Corporation.

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2014 and on Form 10-Q for the quarter ended September 30, 2015. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

CONTACT: Roger Shannon Senior Vice President/CFO 256-963-8775	INVESTOR SERVICES/ASSISTANCE: Gayle Ellis 256-963-8220